EXHIBIT 99.1

Ciprico Reports Second Quarter Results

Minneapolis, MN — April 27, 2005 — Ciprico Inc. (NASDAQ:  CPCI), a leading storage solutions provider for the data-intensive and high performance digital media markets, today announced results for the second quarter and six-month period ended March 31, 2005.

Sales for the quarter were $3.0 million, a decrease of 28 percent over the prior year and flat with the first quarter of fiscal 2005.  Second quarter sales include $0.6 million related to the acquisition of the Huge Systems product line, announced earlier this quarter.  Reduced volumes from a major OEM contract and lower military sales as compared to the prior year accounted for the decline offset by higher DiMeda sales and the partial quarter sales of the Huge MediaVault product line.  Gross profit margins for the quarter were 32.9 percent versus 38.5 percent for the prior year quarter reflecting unabsorbed overhead due to lower sales volumes.  Total operating expenses of $2.3 million for the quarter included $0.3 million related to the Huge Systems acquisition and $0.3 million for a restructuring charge related to further workforce reductions in March.  Exclusive of restructuring, operating expenses were flat with the first quarter of fiscal 2005 and $1.6 million less than the same period last year.  Ciprico recorded a net loss for the quarter of $1.2 million or $0.25 per share versus a loss of $1.6 million or $0.34 per share for the same period last year.

For the six months ended March 31, 2005, sales were $6.0 million, a decrease of $4.2 million or 41 percent versus $10.2 million for the same period last year.  Gross profit margins were 34.6 percent versus 38.3 percent for the previous year. Total operating expenses decreased $3.1 million from the same period last year.  Ciprico recorded a net loss for the first half of fiscal 2005 of $1.2 million or $0.24 per share, as compared with a net loss of $2.5 million or $0.53 per share for the same period last year.  The Company ended the quarter with $17.9 million in positive working capital and no long term debt.

Earlier this quarter Ciprico announced the acquisition of substantially all of the assets of Huge Systems Inc., a manufacturer of data storage solutions for media production professionals.  This acquisition has enabled Ciprico to broaden its range of storage solutions, add new channel outlets and expand technical capabilities.  “In just three years, Huge has established itself as the technology leader in entry-level RAID solutions for video production applications, said James Hansen, President and CEO of Ciprico.  Our traditional customers have been asking us to expand our product portfolio with more entry-level solutions. The addition of the Huge product line offers a full range of value points to our traditional OEM customers and our new distribution partners.  In addition, adding Huge’s established reseller network provides us a broader range of delivery vehicles for our products, particularly our growing DiMeda family, and offers customers more choices for purchasing our products.  We believe there are cross-selling opportunities within the respective customer bases and new prospects in emerging markets such as security, back-up and film applications.  During our first 60 days we have been encouraged by the response from the market to the Huge product line.

“We continue to be disappointed with our sales activity, however we are optimistic about future prospects as we have introduced more new products during and shortly after the quarter end than we have in the past three years.  We have reduced our operating losses through continued tight expense management and realization of the benefits from our restructuring last year.  Operating losses are not acceptable and we have made the investments and taken the actions to address this situation.  A key component of this is the introduction of new products,”

Hansen continued, “We were very encouraged at the National Association of Broadcasters (NAB) show last week as there was considerable interest in our new product introductions.

•                  We were the first company in the industry to demonstrate Raid 6 technology, which allows two drives to fail simultaneously without losing the video content in the application.  This is important as inexpensive ATA technology continues to encroach on traditional higher cost solutions.

•                  We demonstrated the ability to do real time 4K film playback on an inexpensive PC platform using our new 4GB MediaVault product.  Mike Anderson, Chief Engineer, said, “This is a landmark in the digital film industry as prior hardware solutions typically cost over $500,000 and our product demonstrated its performance efficacy at a price point of one-tenth of other solutions.  This is another critical step in allowing the digital cinema market to move more quickly toward adoption of a totally digital solution.”  This product is available in 800GB to 4TB solutions and both single and dual controller versions and is currently available for shipment.

•                  We demonstrated and will begin shipping in May a DiMeda 1700 with Apple Support as the only multi-streaming NAS product for the Apple creative users.

•                  We demonstrated our DiMeda 1724, a 9.6TB multi-streaming NAS device for broadcast and military markets.  This product will begin shipping in May.

Hansen added, “Adding the Huge product line is an example of our strategic opportunities evaluation.  We continue to look for ways to strengthen our market position, leverage our strong brand name in digital media applications and expand our distribution channels.”

Hansen concluded, “Our financial position and liquidity remain strong. We remain focused on achieving break-even operating performance in the short term and positioning the Company for long term sustainable profitability.”

Certain statements in this news release are forward-looking and should be read in conjunction with cautionary statements in Ciprico’s SEC filings, reports to shareholders and other news releases.  Such forward-looking statements, which reflect our current view of future events and financial performance, involve known and unknown risks that could cause actual results and facts to differ materially from those expressed in the forward-looking statements for a variety of reasons.  Some of these reasons include the ability to achieve and maintain profitability; the impact of geopolitical and economic factors affecting the markets in which we are concentrated; the impact on revenues and earnings of the timing of product enhancements and new product releases; market acceptance of new products; sales and distribution issues; competition; dependence on suppliers; limited backlog and the historic and recurring pattern of a disproportionate percentage of total quarterly sales occurring the last month and weeks of a quarter.  Investors should take such risks into account when making investment decisions. Shareholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. Ciprico undertakes no obligation to update publicly or revise any forward-looking statements.

About Ciprico

Ciprico designs and delivers products, services and solutions for high performance digital media workflows. Ciprico is headquartered in Minneapolis, MN. More information about Ciprico is available at www.ciprico.com

For Additional Information:

James W. Hansen CEO (763) 551-4000	Monte S. Johnson CFO (763) 551-4000

(more)

CIPRICO INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months		Six Months
	Ended		Ended
	March 31,		March 31,
(Amounts in thousands, except per share amounts)	2005	2004	2005	2004

NET SALES	$3,008	$4,186	$6,026	$10,228
Cost of sales	2,017	2,575	3,941	6,311

GROSS PROFIT	991	1,611	2,085	3,917

OPERATING EXPENSES:
Research and development	818	1,494	1,658	2,881
Sales and marketing	672	1,375	1,245	2,785
General and administrative	539	476	785	977
Restructuring	285	—	(181)	—
Total operating expenses	2,314	3,345	3,507	6,643

LOSS FROM OPERATIONS	(1,323)	(1,734)	(1,422)	(2,726)
Other income, primarily interest	141	116	261	216

LOSS BEFORE INCOME TAXES	(1,182)	(1,618)	(1,161)	(2,510)

Income tax benefit	—	—	—	—

NET LOSS	$(1,182)	$(1,618)	$(1,161)	$(2,510)

Shares used to calculate net loss per share:
Basic and diluted	4,753	4,697	4,748	4,706

NET LOSS PER SHARE:
Basic and diluted	$(0.25)	$(0.34)	$(0.24)	$(0.53)

SALES INFORMATION

Comparative information on sales by market for the period ended March 31 are shown in the charts below (in millions).

For the quarter ended March 31:

	2005		2004
Market	Sales	% of Total	Sales	% of Total
Broadcast & Entertainment	$1.8	60%	$1.4	33%
Military & Government	1.1	37	2.7	64
Other	0.1	3	0.1	3
Total	$3.0	100%	$4.2	100%

For the six months ended March 31:

	2005		2004
Market	Sales	% of Total	Sales	% of Total
Broadcast & Entertainment	$2.9	48%	$5.2	51%
Military & Government	3.0	50	4.5	44
Other	0.1	2	0.5	5
Total	$6.0	100%	$10.2	100%

CIPRICO INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(In thousands)	March 31, 2005	September 30, 2004
ASSETS
Current assets:
Cash and cash equivalents	$2,656	$4,394
Marketable securities and short term investments	14,935	16,946
Accounts receivable, less allowance	1,484	1,665
Inventories	2,131	1,330
Other current assets	368	228
Total current assets	21,574	24,623

Property and equipment, net	375	498
Goodwill	1,227	—
Other intangibles, net	288	—
Other assets	41	41
	$23,505	$25,162

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,272	$1,432
Accrued expenses	2,179	2,581
Deferred revenue	260	292
Total current liabilities	3,711	4,305

Shareholders’ equity:
Capital stock	48	47
Additional paid-in capital	35,182	35,118
Retained earnings (deficit)	(15,419)	(14,259)
Deferred compensation from restricted stock	(17)	(49)
Total shareholders’ equity	19,794	20,857
	$23,505	$25,162

CIPRICO INC.
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

	Six Months Ended March 31,
(In thousands)	2005	2004

Cash flows from operating activities:
Net loss	$(1,161)	$(2,510)
Depreciation and amortization	252	702
Changes in operating assets and liabilities	(1,381)	1,820

Net cash flows provided by (used in) operating activities	(2,290)	12

Cash flows from investing activities:

Equipment purchases	(91)	(107)
Purchases of marketable securities	(9,043)	(12,505)
Proceeds from sale or maturity of marketable securities	11,054	13,577
Cash paid for business acquisition	(1,412)	—-

Net cash flows provided by investing activities	508	965

Cash flows from financing activities:

Repurchase of common stock	—	-
Proceeds from issuance of common stock	44	100

Net cash flows provided by (used in) financing activities	44	100

Net increase (decrease) in cash and cash equivalents	(1,738)	1,077

Cash and cash equivalents at beginning of period	4,394	5,159

Cash and cash equivalents at end of period	2,656	6,236

Marketable securities, current	14,935	13,584
Marketable securities, non-current	—	2,110

Total cash and marketable securities	$17,591	$21,930

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